Exhibit 99.1


Notice of Reference Yields and Total Purchase Prices for Pennzoil-Quaker State Company Debt Tender Offers

Houston, TX (October 28, 2002)--Pennzoil-Quaker State Company, a wholly owned subsidiary of Shell Oil Company, announced today the following reference yields and total purchase prices in respect of each of Pennzoil's 6.625% Notes due 2005, 6.750% Notes due 2009, and 7.375% Debentures due 2029, each determined in the manner described in Pennzoil's Offer to Purchase and Consent Solicitation Statement dated October 2, 2002 (the "Offer to Purchase"), as of 2:00 p.m., New York time, on October 28, 2002. Each total purchase price includes the applicable consent fee, payable in respect of notes tendered before the applicable consent payment deadline. The purchase price for notes tendered after the applicable consent payment deadline will be the applicable total purchase price less the applicable consent fee. The applicable consent fee for each series of notes referred to above is $30 per $1,000 principal amount of notes tendered.

For the 6.625% Notes due 2005 -- CUSIP No.: 747410AB4, the applicable reference yield is 2.347% and the total purchase price for each $1,000 principal amount of notes validly tendered and accepted for payment is $1,112.36.

For the 6.750% Notes due 2009 -- CUSIP No.: 709323AA7, the applicable reference yield is 3.540% and the total purchase price for each $1,000 principal amount of notes validly tendered and accepted for payment is $1,160.99.

For the 7.375% Debentures due 2029 -- CUSIP No.: 709323AB5, the applicable reference yield is 5.126% and the total purchase price for each $1,000 principal amount of notes validly tendered and accepted for payment is $1,231.02.

In addition, with respect to any 10% Senior Notes, Series B, due 2008 -- CUSIP No.: 709323AF6, tendered into the 10% note change of control offer, as described in the Offer to Purchase, the 10% note change of control purchase price for each $1,000 principal amount of notes validly tendered and accepted for payment is $1,010.

In addition to the applicable total purchase price or 10% note change of control purchase price, as applicable, Pennzoil will pay accrued and unpaid interest to, but not including, the applicable settlement date on each $1,000 principal amount of such series of notes tendered and accepted for payment. The applicable settlement date is expected to be Friday, November 1, 2002.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated October 2, 2002.

Merrill Lynch & Co. is the exclusive Dealer Manager for the offers and the consent solicitations. Questions concerning the terms of the offers and consent solicitations may be directed to Merrill Lynch at (888) ML4-TNDR (toll-free), or (212) 449-4914. Documents may be obtained by contacting Mellon Investor Services LLC, the information agent, at (888) 585-5314 - bankers and brokers call collect at (917) 320-6286.


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On March 25, 2002, Shell Oil Company, a wholly owned member of the Royal
Dutch/Shell Group of Companies (NYSE-RD), and Pennzoil entered into a merger agreement pursuant to which Shell Oil Company agreed to acquire Pennzoil, with each share of Pennzoil common stock to be converted into the right to receive $22.00 in cash. On October 1, 2002, the merger was consummated. As a result of the merger, Pennzoil is now a wholly owned subsidiary of Shell Oil Company. Neither Shell Oil Company nor any other member of the Royal Dutch/Shell Group of Companies has guaranteed Pennzoil's obligations with respect to the notes as a result of the merger nor has at present any intention to do so.